Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:43 AM 07/22/2021
FILED 09:43 AM 07/22/2021
SR 20212771937 - File Number 4524341

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

The Cannaisseur  Group, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of The Cannaisseur  Group, Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “FOURTH:” so that, as amended said Article shall be and read as follows:

“The total number of shares of stock which the corporation is authorized to issue is 100,000,000 shares of common stock having a par value of $0.0001 per share.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said The Cannaisseur  Group, Inc. has caused this certificate to be signed by an authorized officer, this 21 day of July, 2021.

BY:	/s/ Orlan Johnson	-Signature

Name:	Orlan Johnson	-please print
Authorized Officer